                                                                   Exhibit 10.26



                    TAX SHARING AND INDEMNIFICATION AGREEMENT

         THIS TAX SHARING AND INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of November 29, 1999, is made by and between Allegheny Teledyne Incorporated, a Delaware corporation ("ATI") on behalf of itself and each member of the ATI Consolidated Group, and Water Pik Technologies, Inc., a Delaware corporation ("SPINCO"), on behalf of itself and each member of the SPINCO Group and their respective successors.

                                   Witnesseth:

        WHEREAS, ATI has determined to effect the Distribution pursuant to the Distribution Agreement;

        WHEREAS, the IRS has issued the IRS Ruling which states the tax treatment of the Distribution and the Other Transactions;

        WHEREAS, the parties are entering into this Agreement to ensure the continuing effectiveness of the IRS Ruling, to provide for certain indemnities, and to provide for various administrative matters relating to Taxes, including:

        1. the preparation and filing of Tax Returns along with the payment of Taxes shown due and payable thereon;

        2. the retention and maintenance of relevant records necessary to prepare and file appropriate Tax Returns, as well as providing for appropriate access to those records by the parties to this Agreement;

        3. the conduct of audits, examinations, and proceedings by appropriate government entities which could result in a redetermination of Taxes; and

         4. the cooperation of all parties with one another in order to fulfill their duties and responsibilities under this Agreement and under the Code and other applicable law; and

        WHEREAS, it is the intent of the parties that SPINCO or the appropriate member of the SPINCO Group shall economically bear the burden of all Taxes otherwise imposed upon or attributable to the Operations of members of the SPINCO Group occurring after the Effective Date, and that SPINCO will be responsible for and reimburse ATI for any Incremental Tax Assessment.

        NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural of the terms involved):

         ADJUSTMENT means any final change in the Tax Liability of a taxpayer.

         AFFILIATE means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

         AFFILIATED PERSON has the meaning ascribed to such term in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

         AGREEMENT means this Tax Sharing and Indemnification Agreement.

         ASSOCIATES has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         ATI CONSOLIDATED RETURN means any Tax Return that includes any member of the ATI Consolidated Group.

         ATI CONSOLIDATED GROUP means, as of any relevant date, ATI and its Subsidiaries, determined as of such date.

         BENEFICIAL OWNERSHIP has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         BUSINESS TAXES means any Tax (except for federal income, state income or franchise, and local and foreign gross or net income) including interest, penalties, and other assessments thereon that is attributable to Operations of SPINCO or members of the SPINCO Group for a tax period ending prior to or including the Effective Date.

         BUSINESS TAX RETURNS means all reports, estimates, declarations of estimated tax, information statements and returns relating to or required to be filed in connection with any Business Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         CODE means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

         COMBINED RETURN shall mean all state income tax returns which ATI files on a combined or unitary basis with respect to some or all of its Subsidiaries.

         DISQUALIFIED SPINCO STOCK is defined at Section 5.2.

         DISTRIBUTION means the distribution of SPINCO common stock to the stockholders of ATI pursuant to the Distribution Agreement.

         DISTRIBUTION AGREEMENT means the Separation and Distribution Agreement among ATI, SPINCO and certain other parties dated as of November 29, 1999.

         EFFECTIVE DATE means the date on which the Distribution occurs.

         EFFECTIVE TIME means 5 p.m., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the Effective Date.

         FINAL DETERMINATION means the final resolution of any Tax matter. A Final Determination shall result from the first to occur of:

                  1. the expiration of 30 days after the IRS's acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on Form 870 or 870-AD (or any successor comparable form) (the "Waiver"), except as to reserved matters specified therein, or the expiration of 30 days after acceptance by any other taxing authority of a comparable agreement or form under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; unless, within such period, the taxpayer gives notice to the other party to this Agreement of the taxpayer's intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

                  2. a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;

                  3. the execution of a closing agreement under Code Section 7121, or the acceptance by the IRS of an offer in compromise under Code
         Section 7122, or comparable agreements under the laws of any other jurisdiction, including state, local, and foreign jurisdictions, except as to reserved matters specified therein;

                  4. the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund that was disallowed in whole or in part by the IRS or any other taxing authority;

                  5. the expiration of the applicable statute of limitations; or

                  6. an agreement by the parties hereto that a Final Determination has been made.

         GROSS ASSET VALUE means, when used with respect to a specified Person, the fair market value of such Person's assets unencumbered by any liabilities.

         GROUP has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         INCREMENTAL TAX ASSESSMENT means any increase in Business Taxes imposed upon ATI after the date hereof.

         INDEMNIFIED LIABILITY is defined at Section 7.1.

         INDEMNIFIED PARTY is defined at Section 6.1.

         INDEMNIFYING PARTIES is defined at Section 6.1.

         INTERNAL DISTRIBUTIONS means the distributions of SPINCO common stock by Teledyne Industries, Inc. to TDY Holdings, LLC, a Delaware limited liability company wholly owned by ATI, and by TDY Holdings, LLC to ATI.

         IRS means the U.S. Internal Revenue Service.

         IRS INTEREST RATE means the rate of interest imposed from time to time on underpayments of income tax pursuant to Code Section 6621(a)(2).

         IRS RULING means the private letter ruling (together with any supplements) issued by the IRS in respect of the Ruling Request.

         OPERATIONS means any business activity of any SPINCO business unit, as described in the Ruling Request.

         OTHER TRANSACTIONS means the Internal Distributions and all other transactions related to the Distribution and described in the Ruling Request, including all modifications to such transactions reflected in supplements to the Ruling Request.

         PERSON means any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         POST-DISTRIBUTION PERIOD means any taxable period that begins after the Effective Date.

         PRE-DISTRIBUTION PERIOD means any taxable period that ends on or before the Effective Date.

         PROCEEDING is defined at Section 8.2(a).

         PUBLIC OFFERING means the first public offering of SPINCO common stock following the Distribution. The gross proceeds of such Public Offering shall be approximately $50 million or such other amount as ATI, in its sole discretion, may approve.

         RESTRICTED PERIOD means the two year period following the Effective
Date.

         RESTRICTED REDEMPTION PERIOD means the two year period beginning on the Effective Date and ending two years following the Public Offering.

         RULING REQUEST means the request for ruling (including all exhibits), under Section 355, and other provisions of the Code, as originally filed on behalf of ATI on April 6, 1999, as amended and supplemented, in respect of the Distribution.

         SPINCO GROUP means: (i) as of any relevant date after the Effective Date, SPINCO and its Subsidiaries determined as of such date; and (ii) as of any relevant date on or before the Effective Date, SPINCO and those businesses which become part of SPINCO or its Subsidiaries as contemplated by the Distribution Agreement, whether or not such Persons or businesses were Subsidiaries of SPINCO before the Distribution.

         STRADDLE PERIOD means any taxable period with respect to a Tax Return, that begins on or before the Effective Date and ends after the Effective Date.

         SUBSIDIARY means with respect to ATI or SPINCO, any Person of which ATI or SPINCO, respectively, controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

         TAXES means all federal, state, local and foreign gross or net income, gross receipts, withholding, payroll, franchise, transfer, sales, use, value added, estimated or other taxes of any kind whatsoever or similar charges and assessments, such as customs, duties and the like, or other amounts paid in respect thereof, including all interest, penalties and additions imposed with respect to such amounts.

         TAX LIABILITY means the net amount of Taxes due and paid or payable for any taxable period, determined after applying all tax credits and all applicable carrybacks or carryovers for net operating losses, net capital losses, unused general business tax credits, or any other Tax items arising from a prior or subsequent taxable period, and all other relevant adjustments.

         TAX RETURNS means all reports, estimates, declarations of estimated tax, information statements and returns relating to or required to be filed in connection with any Taxes, other than Business Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                                   ARTICLE II
                   FILING OF TAX RETURNS AND PAYMENT OF TAXES

         SECTION 2.1. TAX RETURNS REQUIRED TO BE FILED PRIOR TO DISTRIBUTION DATE. ATI shall file or cause to be filed all Tax Returns of ATI and any member of the ATI Consolidated Group required to be filed (after giving effect to any valid extension of time in which to make such filings) prior to the Effective Date and shall pay or cause to be paid any Tax Liability due with respect to such Tax Returns.

         SECTION 2.2. TAX RETURNS FOR PRE-DISTRIBUTION PERIODS.

         (a) SPINCO shall prepare or cause to be prepared, consistent with past practice, Business Tax Returns for the Pre-Distribution Period and shall pay or cause to be paid any Tax Liability due with respect to such Business Tax Returns. ATI will promptly notify SPINCO of any audit, assessment, notice, levy, or questionnaire with respect to Business Taxes. SPINCO shall control all matters relating to such Business Taxes and shall pay or cause to be paid and/or indemnify ATI or cause ATI to be indemnified, whatever the case may be, for and defend and hold ATI harmless against any Incremental Tax Assessment set forth in a Final Determination of Business Taxes. Payment to ATI with respect to such Incremental Tax Assessment shall be made in the same manner as if SPINCO were an Indemnifying Party as set forth in Section 8.3.

         (b) Except as provided in Section 2.2(a), ATI shall prepare or cause to be prepared, for Pre-Distribution Periods, all (1) Combined Returns and (2) Tax Returns required to be filed on a separate return basis by any member of the ATI Consolidated Group, in each case, which Tax Returns are not required to be (after giving effect to any valid extensions), and are not, filed on or prior to the Effective Date and shall pay or cause to be paid any Tax Liability due with respect to such Tax Returns. With respect to Tax Returns described in this
Section 2.2(b), ATI shall prepare the returns in a manner, absent any intervening law change, consistent with ATI's preparation of Tax Returns covered by Section 2.1. With respect to any Tax Returns described in part (2) of the first sentence of this Section 2.2(b) relating to a member of the SPINCO Group, ATI shall file such Tax Returns with the appropriate tax authority, pursuant to a power of attorney executed and delivered to ATI by SPINCO pursuant to Section
10.15 hereof and shall pay or cause to be paid any Tax Liability due with respect to such Tax Returns.

         (c) Notwithstanding Section 2.2(a), ATI will be responsible for paying Business Taxes that arise directly from the Distribution and Other Transactions. For this Section 2.2(c) to apply, ATI must consent in writing, which consent shall not be unreasonably withheld, that the amount of such Business Taxes has been correctly determined. In addition, ATI shall have the right to control any audit, litigation or proceeding regarding such Business Taxes.

         SECTION 2.3. TAX RETURNS FOR POST-DISTRIBUTION PERIODS. SPINCO shall
(a) prepare and file or cause to be prepared and filed all Tax Returns required to be filed by any member of the SPINCO Group for any Post-Distribution Period and (b) pay or cause to be paid any Tax Liability due with respect to such Tax Returns.

         SECTION 2.4. TAX RETURNS FOR STRADDLE PERIOD. ATI shall prepare all Tax Returns of or which include any member of the SPINCO Group for a Straddle Period. ATI shall pay or cause to be paid and shall defend, indemnify and hold SPINCO and members of the SPINCO Group harmless against the Tax Liabilities attributable to the affected member or members of the SPINCO Group for the portion of the Straddle Period ending on the Effective Date and SPINCO shall pay or cause to be paid and shall defend, indemnify, and hold ATI and members of the ATI Consolidated Group harmless against the Tax Liabilities attributable to the affected member or members of the SPINCO Group for the remainder of the Straddle Period beginning with the day after the Effective Date. ATI's determination of Tax Liabilities up to and following the Effective Date shall be based on ATI's interim closing of the books, determined as of the Effective Time, of the affected member or members of the SPINCO Group.

         SECTION 2.5. TAX-BASIS BALANCE SHEETS. In the case of any business that was conducted prior to the Effective Date as a division of ATI, its Subsidiaries or a member of the ATI Consolidated Group and which will be conducted after the Effective Date by a member of the SPINCO Group, ATI shall prepare and furnish to SPINCO, within 120 days after the Effective Date, a tax-basis balance sheet, prepared consistent with past practices, relating to such business as of the Effective Date.

                                   ARTICLE III
         COOPERATION AND EXCHANGE OF INFORMATION; AUDITS AND ADJUSTMENTS

         SECTION 3.1. TAX RETURN INFORMATION.

         (a) SPINCO shall, and shall cause each appropriate member of the SPINCO Group to, provide ATI with all information and other assistance reasonably requested by ATI to enable the members of the ATI Consolidated Group to prepare and file ATI Consolidated Returns required to be filed by the ATI Consolidated Group pursuant to this Agreement.

         (b) ATI shall, and shall cause each appropriate member of the ATI Consolidated Group to, provide SPINCO with all information and other assistance reasonably requested by SPINCO to enable the members of the SPINCO Group to prepare and file SPINCO Returns required to be filed by the SPINCO Group pursuant to this Agreement.

         (c) Within 60 days of the Effective Date, SPINCO shall provide and cause each appropriate member of the SPINCO Group to provide to ATI customary tax packages prepared consistent with past practice for any Pre-Distribution Period or Straddle Period.

         SECTION 3.2. AUDITS AND ADJUSTMENTS.

         (a) Except as provided for in Section 3.3, ATI shall have full control over and absolute discretion with respect to all matters relating to any Tax Return covered by Section 2.1, Section 2.2 or Section 2.4.

         (b) SPINCO shall have full control over and absolute discretion with respect to all Tax Returns covered by Section 2.3.

         (c) SPINCO agrees to cooperate with ATI in the negotiation, settlement, and litigation of or other proceeding regarding any liability for or refund of Taxes of any member paid or payable by the ATI Consolidated Group.

         (d) ATI agrees to cooperate with SPINCO in the negotiation, settlement, and litigation of or other proceeding regarding any liability for Taxes paid or payable by any member of the SPINCO Group.

         (e) ATI will promptly notify SPINCO in writing of any Adjustment involving a change in the tax basis of any asset of SPINCO, specifying the nature of the change so that the SPINCO Group will be able to reflect the revised basis in its tax books and records for periods beginning on or after the Effective Date.

         (f) In the event of a conflict between the operation of this Section
3.2 and Articles VI, VII, or VIII, those Articles will take precedence over this
Section 3.2.

         SECTION 3.3. CARRYBACKS. SPINCO shall make an election under Section 172(b)(3) of the Code to relinquish the entire carryback period with respect to any net operating loss attributable to SPINCO or any of its Subsidiaries in any taxable period beginning after or including the Effective Date that could be carried back to a taxable year of SPINCO or any Subsidiaries ending on or before the Effective Date. Neither ATI nor any member of the ATI Consolidated Group shall be required to pay to SPINCO or its Subsidiaries any refund or credit of Taxes that results from the carryback to any taxable period ending on or before the Effective Date of any net operating loss, capital loss, or tax credit attributable to SPINCO or any of its Subsidiaries in any taxable period beginning after or including the Effective Date.

                                   ARTICLE IV
                  RETENTION OF RECORDS; STATUTES OF LIMITATIONS

         SECTION 4.1. RETENTION OF RECORDS. ATI and SPINCO agree to retain the appropriate records which may affect the determination of the liability for Taxes of any member of the ATI Consolidated Group or the SPINCO Group, respectively, until such time as there has been a Final Determination with respect to such liability for Taxes. A party may satisfy its obligations under the preceding sentence by allowing the other party to duplicate records at such second party's expense.

         SECTION 4.2. DESTRUCTION OF RECORDS. Any member of the SPINCO Group intending to destroy any materials, records, or documents relating to Taxes shall provide ATI 90 days advance notice and the reasonable opportunity to copy or take possession of such materials, records, or documents.

         SECTION 4.3. STATUTE OF LIMITATIONS. ATI and SPINCO will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which any materials, records, or documents must be retained.

                                    ARTICLE V
                          REPRESENTATIONS AND COVENANTS

         SECTION 5.1. COMPLIANCE WITH IRS RULING. SPINCO shall, and shall cause each member of the SPINCO Group to, comply with each representation and statement concerning SPINCO and the SPINCO Group made in the Ruling Request and in the materials submitted to the IRS in connection with the Ruling Request, including, without limitation, statements relating to actions regarding the Public Offering and the use of Public Offering proceeds by the SPINCO Group. SPINCO has reviewed the materials submitted to the IRS in connection with the Ruling Request and represents to ATI that these materials, including without limitation, any statements and representations concerning SPINCO, its business operations, capital structure and/or organization, are complete and accurate. During the Restricted Period, neither SPINCO nor any member of the SPINCO Group shall take any action, refrain from taking any action or enter into any transaction or series of transactions or agree to take any action, refrain from taking any action or enter into any transaction or series of transactions that could jeopardize the tax-free status of the Distribution, including any action, inaction or transaction that would be inconsistent with any representation or statement made to the IRS in connection with the Ruling Request, unless prior thereto SPINCO obtains the express written consent of ATI which consent will be granted, if at all, in the sole discretion of ATI. SPINCO hereby represents and warrants to ATI that SPINCO has no intention to undertake or allow to be undertaken any of the transactions set forth in Section 5.2(a)(iii), nor does SPINCO or any member of the SPINCO Group have any intention to cease to engage in the active conduct of its trade or business (within the meaning of Section 355(b)(2) of the Code).

         SECTION 5.2. COVENANTS.

         (a) Without limiting the generality of Section 5.1, SPINCO and each member of the SPINCO Group jointly and severally covenant and agree with ATI that during the Restricted Period or, in the case of a transaction described in
Section 5.2(a)(iii)(4), the Restricted Redemption Period:

                  (i) SPINCO and the members of the SPINCO Group will continue to engage in its business, and will continue to maintain a substantial portion of their respective assets and business operations, as they existed immediately prior to the Distribution; provided that the foregoing shall not be deemed to prohibit SPINCO and the members of the SPINCO Group from entering into or acquiring other businesses or operations or from disposing of or shutting down segments of such Businesses so long as SPINCO and the members of the SPINCO Group continue to engage in such businesses and continue to so maintain such substantial portion of their assets and business operations;

                  (ii) SPINCO will continue to manage and to own (A) directly, assets which represent at least 50% of the Gross Asset Value which SPINCO managed and owned directly immediately after the Distribution, and (B) directly or indirectly, through one or more entities, assets which represent at least 50% of the Gross Asset Value which SPINCO owned indirectly through one or more entities immediately after the Distribution;

                  (iii) xcept as provided in Section 5.2(c), neither SPINCO nor any of its Affiliates nor any of its or their respective directors, officers or other representatives (acting in their capacity as directors, officers, or representatives) will undertake, authorize, approve, recommend, permit, facilitate, or enter into any contract, or consummate any transaction with respect to:

                           (1) the issuance of SPINCO common stock (including
                  options, warrants, rights or securities exercisable for, or convertible into, SPINCO common stock) in a single transaction or in a series of related or unrelated transactions (including the Public Offering) which represents (treating any such options, warrants, rights, or securities as exercised or converted) 40% or more of the outstanding shares of SPINCO common stock;

                           (2) the issuance of any class or series of capital
                  stock or any other instrument (other than SPINCO common stock and options, warrants, rights or securities exercisable for, or convertible into, SPINCO common stock) that would constitute equity for federal tax purposes (such classes or series of capital stock and other instruments being referred to herein as "Disqualified SPINCO Stock");

                           (3) the issuance of any options, rights, warrants,
                  securities or similar arrangements exercisable for, or convertible into, Disqualified SPINCO Stock;

                           (4) any redemptions, repurchases or other
                  acquisitions of capital stock or other equity interests in SPINCO by SPINCO; and/or

                           (5) the dissolution, merger, or complete or partial
                  liquidation of SPINCO or any announcement of such action.

         (b) In addition to the other representations, warranties, covenants and agreements set forth in this Agreement, SPINCO and each member of the SPINCO Group will take, or refrain from taking, as the case may be, such actions as ATI may request to ensure that the Distributions and the Other Transactions qualify for the tax-free treatment stated in the IRS Ruling, including, without limitation, such actions as ATI determines may be necessary to preserve the validity of the IRS Ruling. Without limiting the generality of the foregoing, SPINCO and the SPINCO Group shall cooperate with ATI if ATI, in its sole discretion, determines to obtain additional or supplemental IRS rulings pertaining to whether any actual or proposed change in facts and circumstances affects the tax-free status of the Distribution or the Other Transactions. Regardless of the fact that ATI shall control matters set forth in the preceding sentence of this Section 5.2(b), the ATI Consolidated Group, on one hand, and SPINCO and the SPINCO Group, on the other hand, shall equally bear responsibility for all expenses associated with any such additional or supplemental IRS rulings; provided, however, that any expenses associated with any additional or supplemental IRS Rulings based on a proposed action or omission by SPINCO or a member of the SPINCO Group will be borne solely by SPINCO.

         (c) Following the Effective Date, SPINCO and its Affiliates shall not take any action or engage in conduct otherwise prohibited by Section 5.2 unless prior to such action or conduct, as the case may be, SPINCO receives express written consent from ATI which consent will be granted, if at all, in the sole discretion of ATI.

         (d) SPINCO will consummate the Public Offering within one year after the Effective Date and will use the Public Offering proceeds in the manner and during time periods set forth in the Ruling Request.

         (e) If, within two years after the Public Offering, SPINCO disposes of any assets, other than inventory, SPINCO will use the proceeds (net of tax and transaction costs) from such disposition in a manner that is, in ATI's sole discretion, consistent with the business purpose of expanding SPINCO's business as set forth in the Ruling Request.

                                   ARTICLE VI
                          SPINCO INDEMNITY OBLIGATIONS

         SECTION 6.1. SPINCO INDEMNITY. If SPINCO, or another member (or former member) of the SPINCO Group (collectively, the "Indemnifying Parties") takes or fails to take any action whether or not prohibited or required by Article V or violates a representation or covenant in Article V or in the Ruling Request, and the Distribution or any of the Other Transactions fail to or otherwise do not qualify for the tax treatment stated in the IRS Ruling as a result of such action, failure to take action, or violation, then the Indemnifying Parties shall jointly and severally defend, indemnify and hold harmless ATI and each member of the ATI Consolidated Group and each of their respective directors, officers, employees, agents or other representatives (collectively, and/or individually, as the case may be, the "Indemnified Party") against any liability for such Taxes which the Indemnified Party may assume or otherwise incur and any and all Taxes or other liabilities directly or indirectly imposed upon or incurred by the Indemnified Party as a result of such failure or lack of qualification, including, without limitation, any liability of the Indemnified Party arising from Taxes imposed on stockholders of ATI whether or not any stockholder or stockholders of ATI, or the IRS or other taxing authority, successfully seeks recourse against the Indemnified Party on account of any such failure.

         SECTION 6.2. TENDER OFFER OR PURCHASE OFFER. Notwithstanding anything to the contrary set forth in this Agreement, if, during the Restricted Period, any Person or Group of Affiliated Persons or Associates acquires Beneficial Ownership of SPINCO common stock (or any other class of outstanding SPINCO stock) or commences a tender or other purchase offer for the capital stock of SPINCO or initiates any other form of transaction to acquire directly or indirectly SPINCO capital stock, upon consummation of which such Person or Group of Affiliated Persons or Associates would acquire Beneficial Ownership of SPINCO common stock (or any other class of outstanding SPINCO stock or equity) and as a result thereof the Distribution or any of the Other Transactions shall fail to or otherwise do not qualify for the tax treatment stated in the IRS Ruling then the Indemnifying Parties shall defend, indemnify and hold harmless the Indemnified Party against any liability for Taxes which the Indemnified Party may assume or otherwise incur and any and all Taxes or other liabilities directly or indirectly imposed upon or incurred by any Indemnified Party and/or its stockholders as a result of such failure.

         SECTION 6.3. EFFECT OF EXPRESS WRITTEN CONSENT OF ATI. The Indemnified Party shall be defended, indemnified and held harmless under Section 6.1 without regard to the fact that the Indemnifying Party may have received the express written consent of ATI as contemplated by Article V. The Indemnified Party shall be defended, indemnified and held harmless under Section 6.2 whether or not the acquisition of Beneficial Ownership results from a transaction which is not prohibited under Article V.

                                   ARTICLE VII
                     CALCULATION OF SPINCO INDEMNITY AMOUNTS

         SECTION 7.1. AMOUNT OF INDEMNITY. The amount indemnified against under
Article VI ("Indemnified Liability") for a Tax based on or determined with reference to income shall be deemed to be, for each applicable taxing jurisdiction, an amount determined by multiplying (i) the taxing jurisdiction's highest marginal corporate income or tax rate for the taxable period in which the Distribution or Other Transaction occurs, times (ii) the gain or income of the Indemnified Party which is subject to such Tax. In the case of other Indemnified Liabilities, the amount of the Indemnified Liability shall be equal to the amount so owed. In addition, the amount of any Indemnified Liability shall be increased by any interest, costs, legal and professional fees, additions, expenses and penalties incurred by the Indemnified Party. All amounts payable under this Article VII shall, to the extent that such amounts constitute taxable income, be grossed-up, based on the tax rate referred to in clause (i) of the first sentence of this Section 7.1.

                                  ARTICLE VIII
                     PROCEDURAL ASPECTS OF SPINCO INDEMNITY

         SECTION 8.1. GENERAL.

         (a) If either the Indemnified Party or any of the Indemnifying Parties receives any written notice of deficiency, claim or adjustment or any other written communication from a taxing authority or any other Person that may result in an Indemnified Liability, the party receiving such notice or communication shall promptly give written notice thereof to the other parties, provided that any delay by the Indemnified Party in so notifying an Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, except to the extent the Indemnifying Party is materially and adversely prejudiced by such delay.

         (b) Each party hereto undertakes and agrees that from and after such time as it obtains knowledge that any representative of a taxing authority has begun to investigate or inquire into the Distribution or any of the Other Transactions (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), such party shall (i) notify the other parties thereof, provided that any delay by the Indemnified Party in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party is materially and adversely prejudiced by such delay), (ii) consult with the other parties from time to time as to the conduct of such investigation or inquiry, (iii) provide the other parties with copies of all correspondence with such taxing authority or any representative thereof or other Person pertaining to such investigation or inquiry, and (iv) arrange for a representative of the other parties to be present at all meetings with such taxing authority or any representative thereof pertaining to such investigation or inquiry.

         (c) SPINCO undertakes and agrees to give full cooperation and support to ATI, including without limitation, attestations and/or access to Information, as requested by ATI, to document and verify the use of the Public Offering proceeds in the manner and during the time period set forth in the Ruling Request. SPINCO will submit a quarterly accounting to ATI, due within 30 days after the end of each calendar quarter, which sets forth in detail the use of Public Offering proceeds. This information will be submitted to ATI in a format substantially similar to the chart attached hereto as Appendix I.

         SECTION 8.2. CONTESTS.

         (a) If (i) the Indemnifying Party furnishes the Indemnified Party with evidence satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability and (ii) such Indemnifying Party acknowledges in writing that the asserted liability is an Indemnified Liability, such Indemnifying Party may assume and direct the tax examination, administrative appeal, hearing, arbitration, suit or other proceeding (each a "Proceeding") commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of such Indemnified Liability.

         (b) Notwithstanding the foregoing, if at any time during a Proceeding controlled by the Indemnifying Party pursuant to Section 8.2(a), such Indemnifying Party fails to provide evidence satisfactory to the Indemnified Party of its continuing ability to pay the full amount of the Indemnified Liability or the Indemnified Party determines that such Indemnifying Party may be unable to pay the full amount of the Indemnified Liability, then the Indemnified Party may immediately assume control of and direct the Proceedings.

         (c) During the period in which the Indemnifying Party assumes and directs the Proceeding, if the Indemnified Liability is grouped with other unrelated asserted liabilities or issues in the Proceeding, the parties shall use their respective best efforts to cause the Indemnified Liability to be the subject of a separate proceeding. If such severance is not possible, the Indemnifying Party shall assume and direct and be responsible only for the matters relating to the Indemnified Liability.

         (d) In addition to the amounts referred to in Section 6.1, an Indemnifying Party shall pay all out-of-pocket expenses and other costs related to the Indemnified Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by such Indemnifying Party and/or the Indemnified Party with respect to a claim pursuant to this Agreement. To the extent that any such expenses and other costs have been or are paid by an Indemnified Party, the Indemnifying Party shall promptly upon written request reimburse the Indemnified Party therefor.

         (e) An Indemnifying Party shall not pay (unless otherwise required by a proper notice of levy and after prompt written notification to the Indemnified Party of receipt of notice and demand for payment), settle, compromise or concede any portion of the Indemnified Liability without the express written consent of the Indemnified Party. An Indemnifying Party shall, on a timely basis, keep the Indemnified Party informed of all developments in the Proceeding and provide the Indemnified Party with copies of all pleadings, briefs, orders, and other written papers; provided that in the event that the Indemnifying Party determines that the providing of a written paper could waive an attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligation in a manner that avoids such consequence.

         (f) Any Proceeding which is not controlled or which is no longer controlled by an Indemnifying Party pursuant to Section 8.2 shall be controlled and directed exclusively by the Indemnified Party, and any related out-of-pocket expenses and other costs incurred by the Indemnified Party, including but not limited to, fees for attorneys, accountants, expert witnesses or other consultants, with respect to a claim pursuant to this Agreement, shall be reimbursed by such Indemnifying Party. An Indemnified Party will not be required to pursue the claim in federal district court, the Court of Federal Claims or any state or foreign court if as a prerequisite to such court's jurisdiction, the Indemnified Party is required to pay the asserted liability unless the funds necessary to invoke such jurisdiction are provided by such Indemnifying Party.

         SECTION 8.3. TIME AND MANNER OF PAYMENT. Upon receipt of notice of a Final Determination, an Indemnifying Party shall pay, within seven (7) business days of such receipt, to the Indemnified Party the amount of the Indemnified Liability and any expenses or other costs indemnified against (less, in the case of an Indemnified Liability for Taxes, any amount of such Taxes paid directly by an Indemnifying Party to the taxing authority). With respect to payments of an Indemnified Liability for amounts other than Taxes including any and all Liabilities with respect to ATI stockholders, the Indemnifying Party shall pay to the Indemnified Party the amount of this Indemnified Liability within seven
(7) days of a final determination of the amount of such Liability and, in the case of Liabilities with respect to ATI stockholders, no less than seven (7) days prior to the date that payment is required to be made to such stockholders. Such payment shall be paid by wire transfer of immediately available funds to an account designated by the Indemnified Party by written notice to an Indemnifying Party at the address specified in Section 10.11 prior to the due date of such payment. If an Indemnifying Party delays making payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

         SECTION 8.4. COOPERATION. The parties shall cooperate with one another in a timely manner in any administrative or judicial Proceeding involving any matter that may result in an Indemnified Liability.

         SECTION 8.5. ADMINISTRATION. ATI's and SPINCO's Chief Tax Officer or other designated tax representative shall have primary responsibility for the day-to-day administration of the provisions of this Agreement.

                                   ARTICLE IX
                                    DISPUTES

         SECTION 9.1. DISPUTES.

         (a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, unreasonable withholding of consent and disputes in connection with claims by third parties (collectively, "Disputes"), shall be subject to the provisions of this Section 9.1; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending the final resolution of Disputes hereunder.

         (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives of the parties who have authority to settle the controversy. Within 15 days after delivery of the notice, the foregoing executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary for a period not to exceed 5 days, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. If the parties do not resolve the Dispute within such 20 day period (the "Initial Mediation Period"), the parties shall attempt in good faith to resolve the Dispute by negotiation between (a) in the case of ATI, the Chief Financial Officer and General Counsel, and (b) in the case of SPINCO, the Chief Financial Officer and General Counsel (collectively, the "Designated Officers"). Such officers shall meet at a mutually acceptable time and place (but in any event no later than 20 days following the expiration of the Initial Mediation Period) and thereafter as often as they reasonably deem necessary for a period not to exceed 20 days, to attempt to resolve the Dispute.

         (c) If the Dispute has not been resolved by negotiation within 50 days of the first party's notice, or if the parties failed to meet within 15 days of the first party's notice, or if the Designated Officers failed to meet within 35 days of the first party's notice, either party may commence any litigation or other procedure allowed by law.

                                    ARTICLE X
                                     GENERAL

         SECTION 10.1. ELECTIONS UNDER CODE SECTION 1552. Nothing in this Agreement is intended to change or otherwise affect any election made by or on behalf of the ATI Consolidated Group with respect to the calculation of earnings and profits under Code Section 1552.

         SECTION 10.2. PRE-DISTRIBUTION EARNINGS AND PROFITS. ATI and SPINCO agree to allocate pre-Distribution earnings and profits in accordance with Treasury Regulation Sections 1.312-10 and 1.1502-33.

         SECTION 10.3. REMEDIES. SPINCO acknowledges that its obligations under
Article V of this Agreement are of a special, unique, unusual and extraordinary character. Because the failure of SPINCO to perform its obligations set forth in
Article V of this Agreement could cause unique and extraordinary injury to ATI, ATI shall, notwithstanding anything to the contrary herein, have the right in addition to any other remedies available, at law or in equity, to seek an injunction in a court of equity to compel SPINCO to perform such obligations. SPINCO hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant an injunction or other equitable relief, or otherwise, and agrees that it will not assert any such defense or any defense to a request by ATI for injunctive relief based on the alleged existence of an adequate remedy at law or for money damages. Without limiting the foregoing, SPINCO hereby waives the right to require ATI to post any bond or other security with respect to any proceeding to enforce any provisions of this Agreement. The existence of the rights of ATI set forth in this Section 10.3 shall not preclude any other rights and remedies at law or in equity which ATI may have.

         SECTION 10.4. ASSIGNMENT. Neither of the parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, by merger, acquisition of assets or otherwise.

         SECTION 10.5. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this Agreement.

         SECTION 10.6. WAIVERS. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

         SECTION 10.7. CHANGE OF LAW. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

         SECTION 10.8. CONFIDENTIALITY. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agents may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

         SECTION 10.9. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         SECTION 10.10. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

         SECTION 10.11. NOTICES. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.11) listed below:

               Allegheny Teledyne Incorporated
               1000 Six PPG Place
               Pittsburgh, Pennsylvania  15222-5479
               Attn:  Jon D. Walton, Senior Vice President, General Counsel
                                         and Secretary
               Fax No.:  412-394-2837


               Water Pik Technologies, Inc.
               660 Newport Center Drive
               Suite 470
               Newport Beach, California 92660
               Attn: Michael P. Hoopis, President and Chief Executive Officer Fax No.: 949-719-6472

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by hand shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five (5) calendar days after the date the same is mailed. Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

         SECTION 10.12. COSTS AND EXPENSES. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

         SECTION 10.13. CANCELLATION OF PRIOR TAX ALLOCATION OR TAX-SHARING AGREEMENTS. On or prior to the Effective Date, ATI shall cancel or cause to be canceled all agreements (other than this Agreement) providing for the allocation or sharing of Taxes to which any member of the SPINCO Group would otherwise be bound following the Distribution.

         SECTION 10.14. INTEREST ON LATE PAYMENTS. If a party makes any payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS

Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

         SECTION 10.15. POWER OF ATTORNEY. Each member of the SPINCO Group shall execute and deliver to ATI any power of attorney or other document reasonably requested by ATI in connection with the filing of the Tax Returns and payment of Taxes described in Article II hereof, or any Proceeding described in Article VIII hereof. Each member of the ATI Consolidated Group shall execute and deliver to SPINCO a power of attorney in connection with any matters controlled by SPINCO under Section 2.2.

         SECTION 10.16. GENERAL. This Agreement, including the attachments, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties or (b) by a waiver in accordance with Section 10.6. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective present and future Subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.17. GOVERNING LAW: CONSENT TO JURISDICTION.

         (a) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies, irrespective of the choice of laws and principles of the laws of the Commonwealth of Pennsylvania.

         (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the Court of Common Pleas of Allegheny County, Pennsylvania and (ii) the United States District Court for the Western District of Pennsylvania, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties hereto further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such parties respective address set forth in Section 10.11 will be effective service of process for any action, suit or proceeding in Pennsylvania with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby (i) the Court of Common Pleas of Allegheny County, Pennsylvania or (ii) the United States District Court for the Western District of Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 10.18. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the Effective Date.

                             ALLEGHENY TELEDYNE INCORPORATED


                             By:  /s/ Jon D. Walton
                                -----------------------------------
                             (Name)
                             (Title)

                             WATER PIK TECHNOLOGIES, INC.


                             By:  /s/ Michael Hoopis
                                -----------------------------------
                             (Name)
                             (Title)

                             WATER PIK, INC.


                             By:  /s/ Michael Hoopis
                                -----------------------------------
                             (Name)
                             (Title)

                             LAARS, INC.


                             By:  /s/ Michael Hoopis
                                -----------------------------------
                             (Name)
                             (Title)